Exhibit (a)(xiii)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust

Announces Satisfaction of its Tender Offer Financing Condition

New York, New York, April 25, 2014 — American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) (NASDAQ: “HCT”) announced today that it had satisfied the Credit Facility Condition (as defined in the Company’s Offer to Purchase, dated April 7, 2014, with respect to the Tender Offer), as a result of its successfully borrowing $150,000,000 under its existing revolving credit facility.

ARC Healthcare intends to use the borrowed funds to fund the purchase of up to 13,636,364 shares of its common stock that may be tendered pursuant to the Company’s previously announced tender offer (the “Tender Offer”) and to pay fees and expenses related to the Tender Offer. The Tender Offer, however, remains subject to the other conditions described in the Offer to Purchase.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of ARC Healthcare. The full details of the Tender Offer, including complete instructions on how to tender shares, are included in the Offer to Purchase, the Letter of Transmittal and related materials, which ARC Healthcare previously distributed to stockholders and are filed with the SEC. Stockholders are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials because they contain important information, including the terms and conditions of the Tender Offer. Stockholders may obtain free copies of the Offer to Purchase, the Letter of Transmittal and other related materials filed by ARC Healthcare with the SEC at the SEC’s website at www.sec.gov or by contacting American National Stock Transfer, LLC, the information agent for the Tender Offer, at (877) 373-2522 (toll-free).

About ARC Healthcare

ARC Healthcare is a Maryland corporation that has qualified as a real estate investment trust for tax purposes beginning in the taxable year ended December 31, 2011.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Edward F. Lange, Jr., CFO and COO
DDCworks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	elange@arlcap.com
Ph: (484) 342-3600	Ph: (212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
Ph: (917) 475-2135